Exhibit 99.1

CONSENT OF J.P. MORGAN SECURITIES LLC

We hereby consent to (i) the use of our opinion letter dated January 25, 2015 to the Board of Directors and the Conflicts Committee of the Board of Directors of Regency GP LLC, the general partner of Regency GP LP, the general partner of Regency Energy Partners LP (the “Partnership”) included in Annex B to the proxy statement/prospectus relating to the proposed merger of the Partnership with Energy Transfer Partners, L.P. and (ii) the references to such opinion in such proxy statement/prospectus. In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we hereby admit that we are experts with respect to any part of such registration statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

J.P. MORGAN SECURITIES LLC

By:	/s/ Andrew Castaldo
Name: Andrew Castaldo
Title: Managing Director

February 25, 2015